SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2005

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement.

Ambac Financial Group, Inc. entered into a Retirement Agreement (the “Retirement Agreement”) with David L. Boyle, Vice Chairman – Portfolio Risk Assessment and Internal Audit Group, effective February 15, 2005. Under the terms of the Retirement Agreement, Mr. Boyle will retire on the earlier of (i) June 30, 2005 or (ii) upon written notice of an earlier retirement date, provided that, he gives Ambac 30 days prior written notice of his retirement date (the “Retirement Date”). Mr. Boyle will continue to receive his regular salary and benefits through the Retirement Date and will continue to report to Ambac’s CEO and perform his full time duties through the Retirement Date. The Retirement Agreement confirms that, Mr. Boyle will be awarded a bonus of $600,000 for the 2004 performance year, as was previously reported on Ambac’s Current Report on Form 8-K filed with the SEC on February 17, 2005. The Retirement Agreement also provides for Mr. Boyle to be awarded 20,177 Restricted Stock Units (RSUs) valued at approximately $1.6 million and will be settled two years from the Retirement Date. This RSU award is in recognition for his services performed in 2004 and as consideration for the following: (i) a twelve month non-compete agreement; (ii) a twelve-month non-solicitation agreement restricting Mr. Boyle from directly or indirectly soliciting Ambac employees to terminate their employment with Ambac; and (iii) Mr. Boyle’s execution of a Waiver and General Release Agreement, by which on the Retirement Date he will release Ambac from all potential liability for claims arising out of his employment with Ambac. The Retirement Agreement provides that both the 2004 bonus award and the RSU award are subject to certain clawback provisions if Mr. Boyle violates any of the terms in the Retirement Agreement or the Waiver and General Release Agreement. Ambac also will pay up to $15,000 for outplacement services. A copy of the Retirement Agreement, including a copy of the Waiver and General Release Agreement, is attached hereto as Exhibit 10.01.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Item
10.01	Retirement Agreement dated February 15, 2005 between Ambac Financial Group, Inc and David L. Boyle

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)
Dated: February 22, 2005
	By:	/s/ Anne Gill Kelly
Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.01	Retirement Agreement, dated February 15, 2005 between Ambac Financial Group, Inc and David L. Boyle